EXHIBIT 16.1

KPMG
PO Box 493GT Century Yard Building Grand Cayman, Cayman Islands	Telephone +1 345 949 4800 Fax +1 345 949 7164 Internet www.kpmg.ky

United States of America
Securities and Exchange Commission
Washington, D.C. 20549

August 23, 2005

Ladies and gentlemen,

We were previously principal accountants for Consolidated Water Co. Ltd (the Company), and, under the date of April 15, 2005, we reported on the consolidated financial statements of Consolidated Water Co. Ltd. and subsidiaries as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On August 15, 2005, we declined to stand for reappointed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 17, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the senior officers and audit committee of the Company will now formally commence a search to select a new independent accounting firm. We have also read the Company’s statements included under Item 4.01 of its Form 8-K/A dated August 23, 2005 and we agree with such statements.

In addition to the information included in the Company’s statements under Item 4.01 of its Form 8-K dated August 17, 2005, the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

KPMG, a partnership established under Cayman Islands law, is a
Member of KPMG International, a Swiss cooperative

United States of America

Securities and Exchange Commission

August 23, 2005

As of December 31, 2004, the Company’s management, including the Certifying Officers, has concluded that the Company had the following control deficiencies that when combined resulted in a material weakness:

(1)	The Company failed to properly track fixed assets and accumulated depreciation, including work-in-progress accounts.

(2)	The Company does not have sufficient personnel resources with appropriate accounting expertise.

(3)	The Company did not properly track inventory and management did not sufficiently review the physical count work sheets to the final inventory lists.

(4)	The Company did not sufficiently review inter-company eliminations.

(5)	The Company did not sufficiently document the system access controls around its financial management information system.

Yours sincerely

/s/ KPMG